Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029 Brenda A. Blake, ext. 3202	September 8, 2011

UGI Announces Senior Executive Appointments at UGI Utilities, Inc.

VALLEY FORGE, Pa., September 8 — UGI Corporation (NYSE: UGI) today announced that Robert F. Beard has been named president and chief executive officer of UGI Utilities, Inc. (UGI Utilities), the regulated natural gas and electricity distribution subsidiary of UGI. Mr. Beard succeeds John L. Walsh, president and chief operating officer of UGI, who has also been serving as president and chief executive officer of UGI Utilities since July 2009. Mr. Walsh will resume his duties as president and chief operating officer of UGI on a full-time basis effective today.

Mr. Beard, 45, joined UGI Utilities in 2008 in connection with the acquisition of PPL Gas Utilities Corporation. He has over 20 years experience in the gas utility industry and most recently served as vice president marketing, rates and gas supply at UGI Utilities. He holds both a Bachelor of Science degree and a Masters of Management degree from Penn State University.

Separately, UGI Utilities announced that Vicki O. Ebner has been named senior vice president, customer and government relations. Ms. Ebner joined UGI Utilities in 1988 and has held positions of increasing responsibility in operations, gas supply, marketing, customer relations and regulatory affairs. She most recently held the position of vice president, operations at UGI Utilities. She holds a Bachelors degree in Government Law from Lafayette College and a J.D. from the Dickinson School of Law.

John L. Walsh, president and chief operating officer of UGI, said “We are pleased to announce the promotion of these two talented individuals to senior executive positions within our utility business. We are confident that under their leadership, our utility business will continue to build on its track record of strong performance.”

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

C-11 ### 9/8/11